FOR IMMEDIATE RELEASE

XFONE ANNOUNCES THE RECORD DATE OF ITS RIGHTS OFFERING

Lubbock, TX – September 8, 2011 – Xfone, Inc. (NYSE Amex and TASE: XFN) (“Xfone” or “the Company”) announces that it has set the record date for 5:00 p.m., New York time (midnight, Israel time) on September 22, 2011, (the “Record Date”) for its previously announced rights offering (the “Rights Offering”) in which Company stockholders will receive one (1) non-transferable and non-tradable right to purchase one (1) additional share of the Company’s common stock, par value $0.001 for each share owned as of the Record Date, for a subscription price of $0.30 per share.

There can be no assurance that the Rights Offering will be successful.

Institutional Marketing Services (“IMS”) is the information agent for the Rights Offering. Stockholders may direct questions regarding the Rights Offering to Institutional Marketing Services at (203) 972-9200, 51 Locust Avenue, Ste 204, New Canaan, Connecticut 06840, USA.

A registration statement relating to the foregoing securities has not yet been declared effective by the SEC. The securities may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About  Xfone, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.xfone.com.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com